Exhibit 99.1

NEWS RELEASE

Gray Announces Proposed Refinancing of Senior Credit Facilities, Updates Guidance

for Fourth Quarter 2023, and Announces Anticipated Proceeds from Sale of BMI

Atlanta, Georgia – January 30, 2024. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) announced today that it is proposing, subject to market and other conditions, to refinance certain of its existing senior credit facilities (the “Senior Credit Facilities”). Gray also announced updates to certain of its previously announced guidance for the fourth quarter of 2023, based on preliminary information available to date.

Refinancing. Today, Gray commenced a process through which it expects to amend certain terms of its $1.19 billion term loan and $500 million revolving credit facility due 2026, including extending the maturity of its $1.19 billion term loan from January 2026 to July 2029 and its $500 million revolving credit facility from January 2026 to December 2027. We cannot provide any assurance about the timing, terms, or interest rate associated with the planned financing, or that the financing transactions will be completed.

Updated Guidance. Gray initially issued guidance for fourth quarter 2023 on November 8, 2023. While Gray is continuing the process of finalizing its financial results for the fourth quarter of 2023, Gray provides the following updates to its guidance on its estimated results of operations representing the most current information and estimates available to Gray as of the date of this release.

Selected operating data:	Low End Guidance for the Fourth Quarter of 2023	% Change From Previous Guidance for the Fourth Quarter of 2023	High End Guidance for the Fourth Quarter of 2023	% Change From Previous Guidance for the Fourth Quarter of 2023

OPERATING REVENUE:

Broadcasting Revenue (less agency commissions)	$830	1%	$835	0%

Total Revenue (less agency commissions)	$860	1%	$865	0%

OPERATING EXPENSES:
(before depreciation, amortization and gain on disposal of assets):
Broadcasting	$600	-1%	$605	-1%
Production companies	$26	0%	$28	0%
Corporate and administrative	$30	-14%	$35	-13%

As of December 31, 2023, we currently expect to report approximately:

•	$21 million of cash on hand

•	$2,660 million principal amount of secured debt; and

•	$6,210 million principal amount of total debt (excluding unamortized deferred financing costs and premium).

We currently anticipate that we will record a pre-tax, non-cash impairment of $21 million for certain investments made prior to calendar year 2023. In addition, we anticipate that our total leverage ratio, as defined under our Senior Credit Facility, measured on a trailing eight quarter basis, netting all cash on hand, and giving pro forma effect for all acquisitions completed through the date of this release, will be between 5.60 times and 5.65 times as of December 31, 2023.

We have not yet completed our normal financial closing and review process; therefore, these estimates are subject to change upon finalization. As a result, our actual results may be different and such differences could be material. Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not presented below.

Anticipated BMI Proceeds. We expect to receive approximately $110 million in pre-tax cash proceeds upon the closing of the previously announced sale of Broadcast Music, Inc. (“BMI”) to a shareholder group led by New Mountain Capital, LLC.  Gray’s equity ownership in BMI began decades ago and has increased through various acquisitions of other broadcast stations and companies over the years.  We understand that BMI’s sale remains subject to customary regulatory and other approvals and is currently expected to close by the end of the first quarter 2024.  We intend to use the proceeds for general corporate purposes, which may include the repayment of debt.

About Gray:

Gray Television, Inc. is a multimedia company headquartered in Atlanta, Georgia. Gray is the nation’s largest owner of top-rated local television stations and digital assets in the United States. Its television stations serve 113 television markets that collectively reach approximately 36 percent of US television households. This portfolio includes 80 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station. Gray also owns video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact, and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s current expectations and beliefs of operating results for the fourth quarter of 2023 or other periods, Gray’s ability to complete its proposed refinancing of its Credit Facilities and receive the anticipated proceeds from the sale of BMI, on the terms and within the timeframe currently contemplated, and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

Gray Contacts:

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333